UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): August 1, 2005
TARPON COAST BANCORP, INC.
(Exact name of registrant as specified in charter)

Florida	N/A	65-0772718

(State or other jurisdiction	(Commission	(IRS employer
of incorporation)	file number)	identification no.)

1490 Tamiami Trail, Port Charlotte, Florida	33948

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (941) 629-8111
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 Other Events
Item 8.01 Other Events
For Immediate Release
August 1, 2005
For further information please contact:

Douglas C. Mills	Lewis S. Albert
Chairman of the Board and	Chairman of the Board and
Chief Executive Officer	Chief Executive Officer
First Busey Corporation	Tarpon Coast Bancorp, Inc.
(217) 365-4512	(941) 629-8111
First Busey Corporation and Tarpon Coast Bancorp, Inc.
Announce Closing of Merger, Effective July 29, 2005
     Urbana, Illinois (August 1, 2005) — First Busey Corporation (“First Busey” (Nasdaq: BUSE)), and Tarpon Coast Bancorp, Inc. (“Tarpon” (OTCBB: TCBA)) jointly announced today that the merger of First Busey’s wholly owned subsidiary FBC Acquisition III Corp. into Tarpon was consummated on Friday, July 29, 2005. As a result of the merger, Tarpon became a wholly owned subsidiary of First Busey. Tarpon’s shareholders approved the merger agreement between the companies at its shareholder meeting held on June 20, 2005. First Busey received approval for the merger from the Federal Reserve Board on June 21, 2005. All other conditions to the merger were satisfied.
     Under the terms of the merger agreement, Tarpon shareholders are entitled to receive a combination of cash and First Busey common stock, in the aggregate amount of $27.00, for each share of Tarpon common stock outstanding. In accordance with the applicable provisions of the agreement, the cash/stock breakdown is approximately $12.80 cash per Tarpon share and $14.20 First Busey common stock value per Tarpon share, which equates to approximately .71933 shares of First Busey common stock per Tarpon share, based on the determined First Busey share price of $19.74. First Busey will not issue fractional shares of First Busey common stock; any such stock consideration will be instead paid in cash. Materials are being mailed to Tarpon shareholders, along with a letter of transmittal, which will instruct Tarpon shareholders how to exchange their shares of Tarpon for a combination of First Busey common stock and cash.

About First Busey
     First Busey Corporation is a financial holding company headquartered in Urbana, Illinois. First Busey Corporation has two wholly owned banking subsidiaries with locations in three states. Busey Bank is headquartered in Urbana, Illinois and has twenty-one banking centers serving Champaign, McLean, Peoria, Ford and Tazewell Counties in Illinois. Busey Bank also has a banking center in Indianapolis, Indiana and loan production offices in Ft. Myers and Naples, Florida. First Capital Bank was merged into Busey Bank on May 20, 2005. Total assets of Busey Bank were $1.8 billion as of June 30, 2005. Busey Bank Florida is a federal thrift headquartered in Ft. Myers, Florida with two additional banking centers in Cape Coral, Florida. Total assets of Busey Bank Florida were $241 million as of June 30, 2005. Through its wholly owned subsidiary, Busey Investment Group, First Busey provides investment management and fiduciary services, security broker/dealer services and personal insurance products. Busey Investment Group owns three subsidiaries. First Busey Trust & Investment Co. specializes in asset management and trust services. First Busey Securities, Inc. (member NASD/SIPC) is a full-service broker/dealer. Busey Insurance Services, Inc. specializes in long-term healthcare insurance. Busey Investment Group has approximately $2 billion in assets under care. Busey provides electronic delivery of financial services through Busey e-bank, www.busey.com.
About Tarpon
     Tarpon, organized under the laws of the State of Florida, is a registered bank holding company that owns 100% of the outstanding capital stock of the Tarpon Coast National Bank (“Bank"). The Bank is full service commercial bank with four branches in the towns of Port Charlotte, Punta Gorda, North Port and Englewood, Florida. During 2000, Tarpon organized Tarpon Coast Financial Services, Inc. (“TCFS”) as a subsidiary of the Bank. TCFS engages in the sale of insurance and investment products in response to the Gramm-Leach-Bliley Act of 1999 that provided for the repeal of the long-standing separation of the banking, insurance and securities industries. TCFS provides such products as life and disability insurance, annuities, retirement plans, mutual funds as well as stocks and bonds. Headquartered in Port Charlotte, Florida, Tarpon had total assets of $152 million, loans of $116 million, deposits of $140 million, and stockholders’ equity of $11 million as of June 30, 2005.
* * *
Caution Regarding Forward-Looking Statements
     This news release contains forward-looking statements that are intended to be covered by the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain factors that may cause First Busey’s and Tarpon’s results to vary from those expected. These risks, uncertainties and other factors include the satisfaction of merger closing conditions; regulatory approval and Tarpon shareholder approval of the merger, the actual closing of the merger; the actual effects of the merger on the combined companies and their customers, the combined companies’ ability to successfully integrate and achieve desired operating synergies and results, changing economic and financial market conditions, competition, ability to execute First Busey’s and Tarpon’s business plans, items already mentioned in this press release, and other factors described in our filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s judgment only as of the date hereof. First Busey and Tarpon undertake no obligation to publicly revise these forward-looking statements to reflect events and circumstances that arise after the date hereof.
     Shareholders and investors may obtain a free copy of the proxy statement/prospectus filed as part of the First Busey Registration Statement on Form S-4 and any other relevant documents filed with the Securities and Exchange Commission (“SEC”) as well as any amendments to or supplements to those documents and other filings containing information about First Busey and Tarpon, at the SEC’s Internet site (http://www.sec.gov).
Media Contacts
Douglas C. Mills, First Busey Corporation (217) 365-4512
Lewis S. Albert, Tarpon Coast Bancorp, Inc. (941) 629-8111

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TARPON COAST BANCORP, INC.
By:	/s/ Lewis S. Albert
Lewis S. Albert
Chairman and Chief Executive Officer

Date: August 1, 2005

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